Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this annual report (Form 10-K/A) of MRC Global Inc. of our report dated March 5, 2012 (except for Note 18, the date as to which is October 9, 2012), with respect to the consolidated financial statements of MRC Global Inc. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Charleston, West Virginia

October 9, 2012